Exhibit 5.1

99 Bishopsgate London EC2M 3XF United Kingdom Tel: +44(0)20.7710.1000 Fax: +44(0)20.7374.4460 www.lw.com

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TechnipFMC Limited

c/o Legalinx Limited

1 Fetter Lane

London EC4A 1BR

United Kingdom

Re:	TechnipFMC Limited – Registration Statement on Form S-4 Exhibit 5.1

Ladies and Gentlemen:

We have acted as English legal advisers to TechnipFMC Limited, a private limited company incorporated in England and Wales, which will be registered as a public limited company and its name changed to “TechnipFMC plc” prior to the completion of the Mergers (as defined below) (the “Company”) in connection with:

(a)	(i) the proposed merger of Technip S.A., a French société anonyme (“Technip”), with and into the Company, with the Company continuing as the survivor (the “Technip Merger”), and (ii) immediately following the Technip Merger, the proposed merger of a Delaware corporation and a wholly owned indirect subsidiary of the Company (“Merger Sub”), with and into FMC Technologies, Inc., a Delaware corporation (“FMCTI”), with FMCTI continuing as the survivor and a wholly owned indirect subsidiary of the Company (the “FMCTI Merger” and, together with the Technip Merger, the “Mergers”), in each case, pursuant to a definitive business combination agreement dated 14 June 2016 between FMCTI, Technip and the Company (the “Business Combination Agreement”); and

(b)	the preparation and filing of the registration statement on Form S-4 to which this opinion letter is attached as an exhibit (such registration statement, as amended, including the documents incorporated by reference therein, the “Registration Statement”) filed with the United States Securities and Exchange Commission (the “SEC”) pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”).

Pursuant to the Business Combination Agreement and as set out in the Registration Statement, it is proposed that (i) pursuant to the Technip Merger, each Technip ordinary share (other than the Excluded Technip Shares (as defined below)) will be exchanged for two

Latham & Watkins is the business name of Latham & Watkins (London) LLP, a registered limited liability partnership organised under the laws of New York and authorised and regulated by the Solicitors Regulation Authority (SRA No. 203820). A list of the names of the partners of Latham & Watkins (London) LLP is open to inspection at its principal place of business, 99 Bishopsgate, London EC2M 3XF, and such persons are either solicitors, registered foreign lawyers or European lawyers. We are affiliated with the firm Latham & Watkins LLP, a limited liability partnership organised under the laws of Delaware.

19 September 2016

ordinary shares of $1.00 each in the capital of the Company (the “Shares”) and (ii) pursuant to the FMCTI Merger, each share of FMCTI common stock (other than the Excluded FMCTI Shares (as defined below)) will be exchanged for one Share (such Shares together, the “Merger Consideration Shares”).

The “Excluded Technip Shares” are all Technip ordinary shares held in the treasury of Technip or owned by Technip or any direct or indirect wholly owned subsidiary of Technip immediately prior to the effective time of the Technip Merger. The “Excluded FMCTI Shares” are all shares of FMCTI common stock held in the treasury of FMCTI or owned by the Company, Merger Sub or any direct or indirect wholly owned subsidiaries of FMCTI, but not including any shares of FMCTI common stock that are held in a grantor trust for the benefit of FMCTI service providers, immediately prior to the effective time of the FMCTI Merger.

1.	INTRODUCTION

1.1	Purpose

In connection with the Registration Statement, we have been asked to provide an opinion on certain matters, as set out below. We have taken instruction in this regard solely from the Company.

1.2	Defined terms and headings

In this letter:

(a)	capitalised terms used without definition in this letter or the schedules hereto have the meanings assigned to them in the Registration Statement unless a contrary indication appears; and

(b)	headings are for ease of reference only and shall not affect interpretation.

1.3	Legal review

For the purpose of issuing this letter, we have reviewed only the following documents and conducted only the following enquiries and searches:

(a)	an online search at Companies House in respect of information available for inspection about the Company conducted on 19 September 2016;

(b)	an enquiry by telephone at the Central Index of Winding Up Petitions, London on 19 September 2016 at 11:19 a.m. (London time) ((a) and (b) together, the “Searches”);

(c)	copies of the minutes of the meetings of the board of directors of the Company held on 14 December 2015, 18 May 2016, and 2 August 2016;

(d)	a copy of the certificate of incorporation of the Company dated 9 December 2015;

(e)	a copy of the certificate of incorporation on change of name dated 4 August 2016;

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(f)	a certified copy of the current articles of association of the Company and a copy of the articles of association of the Company proposed to be adopted upon completion of the Mergers; and

(g)	a copy of the draft Registration Statement initially filed with the SEC on 10 August 2016.

1.4	Applicable law

This letter, the opinions given in it, and any non-contractual obligations arising out of or in connection with this letter and/or the opinions given in it, are governed by, and to be construed in accordance with, English law and relate only to English law as applied by the English courts as at today’s date. In particular:

(a)	we have not investigated the laws of any country other than England and we assume that no foreign law affects any of the opinions stated below; and

(b)	we express no opinion in this letter on the laws of any jurisdiction other than England.

1.5	Assumptions and reservations

The opinions given in this letter are given on the basis of each of the assumptions set out in Schedule 1 (Assumptions) and are subject to each of the reservations set out in Schedule 2 (Reservations) to this letter. The opinions given in this letter are strictly limited to the matters stated in paragraph 2 (Opinions) below and do not extend, and should not be read as extending, by implication or otherwise, to any other matters.

2.	OPINION

Subject to paragraph 1 (Introduction) and the other matters set out in this letter and its Schedules, and subject further to the following:

(a)	the Registration Statement, as finally amended, having become effective under the Securities Act;

(b)	the Company having re-registered as a public company prior to any Merger Consideration Shares being (i) offered to the public (as such term is defined in Part 20 of the Companies Act 2006); or (ii) allotted or agreed to be allotted;

(c)	the Technip Merger having been approved by the stockholders of Technip and all other actions, consents or orders necessary to implement the Technip Merger pursuant to the Directive on Cross-Border Mergers of Limited Liability Companies (2005/56/EC) of the European Parliament and the Council of the European Union and, in the case of the Company, the Companies (Cross-Border Mergers) Regulations 2007, as amended, and, in the case of Technip, Articles L. 236-25 and R. 236-13 et seq. of the French Commercial Code having been taken, received or made, as applicable;

19 September 2016

(d)	the FMCTI Merger having been approved by FMCTI (as the sole shareholder of the Company) and the stockholders of FMCTI and all other actions, consents or orders necessary to implement the FMCTI Merger in accordance with the General Corporation Law of the State of Delaware having been taken, received or made, as applicable;

(e)	the Company in general meeting duly and validly having resolved (i) as an ordinary resolution to authorise the board of directors of the Company pursuant to section 551 of the Companies Act 2006 to allot shares in the Company credited as fully paid up, up to an aggregate nominal amount equal to such number as is required to effect the Mergers pursuant to the Business Combination Agreement, and (ii) as a special resolution to empower the directors of the Company pursuant to section 570 of the Companies Act 2006 to allot such shares free of the restrictions in section 561 of the Companies Act 2006, and such resolutions remaining in full force and effect and not having been rescinded or amended;

(f)	the directors of the Company having validly resolved to allot the Merger Consideration Shares at a duly convened and quorate meeting of the board of directors of the Company and such board resolutions being in full force and effect and not having been rescinded or amended; and

(g)	valid entries having been made in relation to the allotment and issue of the Merger Consideration Shares in the books and registers of the Company,

it is our opinion that, as at today’s date, the Merger Consideration Shares, if and when issued and delivered as described in the Registration Statement, will be duly and validly authorised and issued, fully paid or credited as fully paid (subject to the receipt of valid consideration by the Company for the issue thereof in connection with the Mergers) and will not be subject to any call for payment of further capital.

3.	EXTENT OF OPINIONS

We express no opinion as to any agreement, instrument or other document other than as specified in this letter or as to any liability to tax which may arise or be suffered as a result of or in connection with the Mergers or the transactions contemplated thereby.

This letter only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressee of any change in circumstances happening after the date of this letter which would alter our opinion.

4.	DISCLOSURE AND RELIANCE

This letter is addressed to you for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours faithfully

/s/ Latham & Watkins

LATHAM & WATKINS

19 September 2016

SCHEDULE 1

ASSUMPTIONS

The opinions in this letter have been given on the basis of the following assumptions:

(a)	the genuineness of all signatures, stamps and seals on all documents, the authenticity and completeness of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies;

(b)	that, where a document has been examined by us in draft or specimen form, it will be or has been duly executed in the form of that draft or specimen;

(c)	that the proposed articles of association of the Company examined by us are adopted without amendment prior the date of allotment and issue of the Merger Consideration Shares;

(d)	that information revealed by the Searches was complete and accurate in all respects and has not, since the time of the Searches, been altered;

(e)	that the minutes of the meetings of the board of directors of the Company provided to us in connection with the giving of this opinion are a true record of the proceedings described in them in duly convened, constituted and quorate meetings, and the resolutions set out in the minutes were validly passed and remain in full force and effect without modification; and

(f)	that in causing the Company to enter the Business Combination Agreement and all obligations thereunder, and in relation to the allotment and issue of the Merger Consideration Shares, the directors of the Company have acted and will act in the manner required by section 172 of the Companies Act 2006 (Duty to promote the success of the Company), and there has not been and will not be any bad faith, breach of trust, fraud, coercion, duress or undue influence on the part of any of the directors of the Company.

19 September 2016

SCHEDULE 2

RESERVATIONS

The opinions in this letter are subject to the following reservations:

(a)	the Searches are not capable of revealing conclusively whether or not a winding-up or administration petition or order has been presented or made, a receiver appointed, a company voluntary arrangement proposed or approved or any other insolvency proceeding commenced. We have not made enquiries of any District Registry or County Court;

(b)	the opinions set out in this letter are subject to (i) any limitations arising from applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation, moratoria, schemes or analogous circumstances; and (ii) an English court exercising its discretion under section 426 of the Insolvency Act 1986 (co-operation between courts exercising jurisdiction in relation to insolvency) to assist the courts having the corresponding jurisdiction in any part of the United Kingdom or any relevant country or territory;

(c)	we express no opinion as to matters of fact; and

(d)	it should be understood that we have not been responsible for investigating or verifying the accuracy of the facts, including statements of foreign law, or the reasonableness of any statements of opinion, contained in the Registration Statement, or that no material facts have been omitted from it.